UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A INFORMATION

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GATEWAY ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

GEC HOLDING, LLC FREDERICK M. PEVOW, JR. PERIN GREG DEGEURIN DAVID F. HUFF JOHN O. NIEMANN, JR. PAUL G. VANDERLINDEN, III
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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FREDERICK M. PEVOW, JR.

910 OAK VALLEY DRIVE

HOUSTON, TEXAS

(713) 827-0706

April 5, 2010

Dear Fellow Gateway Stockholder,

My name is Fred Pevow and I am Gateway’s largest stockholder, owning approximately 12% of the Company’s common stock and 28% of the voting power. On April 2, 2010, I commenced a solicitation to ask for your consent to remove the Gateway board of directors, with the exception of John Raasch, and replace them with a new board. Gateway in response has filed a preliminary consent statement to oppose my consent solicitation and keep their jobs.

Not surprisingly, Gateway attempts to make the same arguments and deploy the same tactics that incumbent boards of directors always use to fight change: (1) question the motive of the messenger, (2) delay, delay, and delay, and (3) give the appearance of producing change.

Gateway attempts to raise doubts about my motive by claiming: “The Board believes that Pevow’s proposals are intended to give Pevow control of your Company without the payment of a premium for control, and to make it easier for Pevow to enter into a transaction for all or part of the Company’s equity or assets, which may not be in the best interests of all stockholders.” However, as we plainly state in our consent statement under the header OUR PLANS TO INCREASE STOCKHOLDER VALUE, “We do not currently plan to make an offer to acquire all or a majority of the Common Stock of the Company.”

Another Gateway tactic to remain in power asks you for more time. Their plan states: “Gateway has been making progress addressing its largest problem, that Gateway is too small to be public. We believe your Board of Directors needs more time to continue this progress.” Gateway has had years to address this problem, without apparent change. Our strategic plan states that we will quickly address the reduction of general and administrative expenses, growth opportunities, and capital raising alternatives.

Yet another Gateway maneuver gives the appearance that it is now working to cause change. On March 31, 2010, Gateway announced that a Special Committee of the Board of Directors, “established to consider strategic alternatives to enhance shareholder value, has engaged as its independent financial advisor Growth Capital Partners, L.P.” Does that name sound familiar to you? It should. Thirteen years ago, Growth Capital Partners was Gateway’s financial advisor when it asked you to approve a recapitalization to convert Preferred Stock into Common Stock and a 1-for-25 reverse split of the Common Stock.

Don’t let the results be the same this time. On April 1, 1997, the stock price closed at $1.38 cents per share.  On April 1, 2010, the stock price closed at $0.39 per share.  The past is the future as far as the current board is concerned. Gateway’s general and administrative costs are far too high, the company is far too small for its industry, and this board has never made a game changing acquisition or figured out how to access capital for growth.

If my attempt to replace this board fails, ask yourself two questions. Who else other than me will even try to replace the board in the future? Who exactly will force the same board of directors to sell the company if it is not more profitable in a couple of years? The time for you to act and give your consent to our proposals is now.

Sincerely,

/s/ Frederick M. Pevow, Jr.

Frederick M. Pevow, Jr.